Exhibit 99.2

Company Email

To:	BSQR All Employees

Dear Colleagues:

Today I am excited to share that Bsquare Corporation (“Bsquare”) is embarking on a new chapter. Moments ago, we announced that we entered into an agreement for Bsquare to be acquired by a subsidiary of Kontron America, Incorporated (“Kontron”), a leading IoT solutions company. A copy of the press release, which includes more details about the transaction, including the processes and closing conditions, is attached to this message.

Kontron (www.kontron.com), is a leading IoT technology company. For more than 20 years, Kontron has been supporting companies from a wide range of industries to achieve their business goals with intelligent solutions. From automated industrial operations, smarter and safer transport to advanced communications, medical and energy solutions, the company delivers technologies that add value for its customers. Kontron is listed on the SDAX® and TecDAX® of the German Stock Exchange and has around 4,500 employees with subsidiaries in more than 20 countries around the world.

Complementary Expertise

Bsquare is known for our system software expertise. Our strengths as a leading provider of embedded software solutions, Microsoft licensing expertise, and IoT systems and operations are a natural complement to Kontron’s strengths as a leading hardware developer. Combining our expertise will create a unified team with a range of breadth and experience that will set us apart in the industry.

Complementary Products

Kontron and Bsquare leadership believe that Bsquare’s software products and services will combine naturally with Kontron’s IoT hardware products and services to create a more complete solution for our customers and allow us to compete more effectively in all our markets.

Global Reach and Scale

The combination of Bsquare and Kontron will increase our combined reach and give us the scale to operate more efficiently and serve our customers more completely.

Next Steps—Business as Usual and All Company Meeting

Today is just the first step. This transaction, which will take us from a public to private company, will take time. We expect to close the transaction, subject to customary closing conditions and Bsquare shareholder and regulatory approvals, in late 2023. Until then, we will remain separate companies.

While the transaction is pending nothing will change for you or our customers. We will continue selling Microsoft licenses providing industry leading technical support and business services. We will continue to provide operations and software development services for our Edge-to-Cloud customers. And we will continue to develop SquareOne and support our customers.

After closing, we will follow a collaborative, deliberate, and thoughtful integration process to define how best to unite our organizations.

Because Bsquare is a publicly traded company we must exercise discretion in sharing specific details at this stage. We are rigorously complying with all legal procedures and requirements. I commit that we will share relevant developments as soon as possible.

We expect today’s announcement to generate interest in Bsquare from people outside our organization. If you receive inquiries from the media, investors, analysts, or other outside parties, please do not comment or respond. Instead, please notify me or Cheryl and we will ensure the inquiry is handled appropriately. Please note that we have a plan for reaching out to key customers and business partners that is being coordinated and executed by the Senior Leadership Team.

I look forward to sharing more with you and answering questions at an All Company meeting that will take place via Zoom on Thursday, October 12 at 8:00 am PDT/ 4:00 pm BST. You will receive an invitation shortly.

Warm regards,

Ralph

Important Information for Investors and Security Holders

The tender offer for all of the outstanding common stock of Bsquare referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Bsquare or Kontron will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of Bsquare will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Kontron will file a tender offer statement on Schedule TO and thereafter Bsquare will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Kontron and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by Bsquare will be available free of charge on Bsquare internet website at www.Bsquare.com or by contacting Bsquare Investor Relations at InvestorRelations@Bsquare.com or by calling 425-519-5900.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Kontron, as well as the solicitation/recommendation statement filed by Bsquare, Bsquare will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Kontron or Bsquare at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bsquare’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of Bsquare by Kontron (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Kontron and Bsquare. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of Bsquare’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Kontron and Bsquare to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of Bsquare’s common stock and/or on its business, financial condition, results of operations and financial performance; the effects of the Proposed Acquisition (or the announcement thereof) on Bsquare’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; BSQR’s ability to execute its development initiatives and sales and marketing strategies; the extent to which BSQR is successful in gaining new long-term customers and retaining existing ones; whether BSQR is able to maintain its favorable relationship with Microsoft as a systems integrator and distributor; BSQR’s success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 and recovery related challenges on its business and on its customers and vendors; the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; and competition for clients and the increased bargaining power of Bsquare’s clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Kontron and Bsquare and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Kontron and Bsquare do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to Bsquare can be found in Bsquare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by Bsquare and available at www.sec.gov and www.Bsquare.com.